Exhibit (a)(5)(H)

CONFIDENTIAL 19 JANUARY 2010 WORKING DRAFT PROJECT SATURN: PRESENTATION TO SPECIAL COMMITTEE WORKING DRAFT

WORKING DRAFT Table of Contents I INTRODUCTION 1 II SITUATION OVERVIEW 10 III PRELIMINARY VALUATION ANALYSIS 23 APPENDIX 30

WORKING DRAFT Disclaimer The information herein has been prepared by Lazard based upon information supplied by Sauer-Danfoss or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Sauer-Danfoss with respect to the anticipated future performance of Sauer-Danfoss. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Sauer-Danfoss, or any other entity, or concerning solvency or fair value of Sauer-Danfoss or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Sauer-Danfoss as to the future financial performance of Sauer-Danfoss. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and information were prepared exclusively for the benefit and internal use of the Special Committee of Sauer- Danfoss and are not intended to confer rights or remedies upon any shareholders of Sauer-Danfoss or any other person. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to Sauer-Danfoss, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

WORKING DRAFT I Introduction

I INTRODUCTION 1 WORKING DRAFT Executive Summary On December 22, 2009, Danfoss A/S announced its intention to commence a tender (“Initial Offer”) offer to acquire the remaining ~24% of Sauer-Danfoss that it does not already own for $10.10 per share On December 23, 2009, a Special Committee of the Board (having been previously constituted) engaged Lazard to act as investment banker to the Special Committee Lazard conducted financial due diligence on Sauer-Danfoss, including: Reviewed publicly available information Submitted an information request and reviewed the diligence materials received from the company Reviewed management budget and forecasts for 2010, 2011, and 2012 Held calls, video-conferences and meetings with senior management On January 5, 11, 13, and 14, held calls with the Special Committee to provide updates and review due diligence findings On January 8, 2010, Danfoss A/S announced that it has delayed the offer Lazard is pleased to present a preliminary valuation analysis to the Special Committee

SAUER DANFOSS
I INTRODUCTION

Lazard Work to Date

DATE	TOPIC(S)	PARTICIPANTS: SAUER-DANFOSS	PARTICIPANTS: KIRKLAND & ELLIS	PARTICIPANTS: LAZARD	KEY DISCUSSION POINTS
12/29/2009	■ Project Kick-off Call and Due Diligence Process Review	■ Jesper Christensen ■ Ken McCluskey ■ Chuck Cohrs ■ Andrew Ballentine	■ Tom Christopher ■ Jeffrey Symons	■ Barry Ridings ■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Introductions and discussion of Lazard due diligence process (responsibilities and timeline) ■ Review of Lazard's due diligence request list (financial forecasts including assumptions, operational, restructuring, taxes, customer information)
12/30/2009	■ Historical One-time Charge Add-backs	■ Ken McCluskey	--	■ Navin Bhargava	■ One-time restructuring charge add-backs (2003 - 2009 YTD)
1/2/2010	■ Due Diligence Status Update	■ Jesper Christensen ■ Ken McCluskey ■ Chuck Cohrs ■ Andrew Ballentine ■ Michael Riebel	■ Tom Christopher ■ Jeffrey Symons	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Update on due diligence materials received to-date ■ Clarification on data received ■ Review of outstanding items to come
1/5/2010	■ Introductory and Process Update Call with Special Committee	■ *Joe Loughrey* ■ *Steve Wood* ■ *Dr. Johannes Kirchhoff*	■ Stephen Fraidin ■ Tom Christopher ■ Jeffrey Symons	■ Barry Ridings ■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Review of process and timing going forward ■ Discussion of need for financial forecast
1/5/2010	■ Marketing Due Diligence Call	■ Tim Hanson ■ Jesper Christensen ■ Ken McCluskey ■ Andrew Ballentine	--	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Review of current customer conversations ■ Key end-market drivers and outlook ■ Growth expectations ■ Market share dynamics ■ Competitive environment
1/6/2010	■ Discussion of Financial Forecast Requirements	■ Sven Ruder ■ Jesper Christensen	--	■ Donald Fawcett ■ Rick Stearns	■ Discussion of key elements of financial forecast to be developed by management

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WORKING DRAFT

SAUER DANFOSS
I INTRODUCTION

Lazard Work to Date (cont'd)

DATE	TOPIC(S)	PARTICIPANTS: SAUER-DANFOSS	PARTICIPANTS: KIRKLAND & ELLIS	PARTICIPANTS: LAZARD	KEY DISCUSSION POINTS
1/7/2010	■ Tax Due Diligence Call	■ Ken McCluskey	■ Steve Clemens ■ Jeffrey Symons	■ Eli Fink ■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Review of NOL's, DTA/DTL, and Valuation Allowance
1/8/2010	■ Video Conference with CEO	■ Sven Ruder ■ Jesper Christensen ■ Michael Riebel ■ Ken McCluskey ■ Andrew Ballentine	--	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Management team changes ■ Growth prospects/outlook ■ Cost structure and further upside ■ Capacity/footprint ■ Strategic opportunities/threats
1/11/2010	■ Update Call with Special Committee	■ *Joe Loughrey* ■ *Steve Wood* ■ *Dr. Johannes Kirchhoff*	■ Stephen Fraidin ■ Tom Christopher ■ Jeffrey Symons	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Danfoss disclosure of material confidential information ■ Review of process and timing going forward
1/12/2010	■ Review of Financial Forecast Prepared by Management	■ Sven Ruder ■ Jesper Christensen ■ Michael Riebel ■ Tim Hanson ■ Ken McCluskey ■ Andrew Ballentine	■ Tom Christopher	■ Donald Fawcett ■ Navin Bhargava (in person) ■ Sachin Lulla	■ Review of 2010-2012 budget and forecasts prepared by management (key assumptions on growth, cost structure/margins, CapEx, and working capital)
1/12/2010	■ Review of Disclosure Materials	■ Sven Ruder ■ Jesper Christensen ■ Ken McCluskey ■ Andrew Ballentine	■ Stephen Fraidin ■ Tom Christopher ■ Jeffrey Symons ■ Yosef Riemer	■ Donald Fawcett ■ Navin Bhargava ■ Sachin Lulla	■ Management review of materials Danfoss proposed disclosing for competitive sensitivities
1/13/2010	■ Update Call with Special Committee	■ *Joe Loughrey* ■ *Steve Wood* ■ *Dr. Johannes Kirchhoff*	■ Stephen Fraidin ■ Tom Christopher ■ Jeffrey Symons ■ Yosef Riemer	■ Barry Ridings ■ Donald Fawcett ■ Rick Stearns ■ Sachin Lulla	■ Status update on Danfoss disclosure materials ■ Status update on management 2010-2012 forecasts ■ Review of process and timing going forward

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WORKING DRAFT

SAUER DANFOSS
I INTRODUCTION

Lazard Work to Date (cont'd)

DATE	TOPIC(S)	PARTICIPANTS: SAUER-DANFOSS	PARTICIPANTS: KIRKLAND & ELLIS	PARTICIPANTS: LAZARD	KEY DISCUSSION POINTS
1/14/2010	■ Management Review of Forecast With Special Committee	■ *Joe Loughrey* ■ *Steve Wood* ■ *Dr. Johannes Kirchhoff* ■ Sven Ruder ■ Jesper Christensen ■ Michael Riebel	■ Stephen Fraidin ■ Tom Christopher	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Review of 2010-2012 forecasts prepared by management (key assumptions on growth, cost structure /margins, CapEx, and working capital)
1/14/2010	■ Update Call with Special Committee	■ *Joe Loughrey* ■ *Steve Wood* ■ *Dr. Johannes Kirchhoff*	■ Stephen Fraidin ■ Tom Christopher	■ Donald Fawcett ■ Rick Stearns ■ Navin Bhargava ■ Sachin Lulla	■ Feedback from K&E's discussions with Reed Smith (Danfoss legal advisor) ■ Review of process and timing going forward

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WORKING DRAFT

I INTRODUCTION 5 WORKING DRAFT Summary of Initial Offer as of December 22, 2009 ($ in millions, except per share data) Initial Offer Price per Share: % Premium to 1-day Prior (12/18/09): % Premium to 30-day Prior Average: $10.10 20% 10% Equity Value: $494 Enterprise Value: $1,065 Transaction Type: Cash tender offer Financing: No financing contingency Conditions: Tender of a majority of the minority (non-waivable) Danfoss ownership of at least 90% following the tender (waivable) Will result in short form merger in which shares not tendered would be converted into the right to receive cash Subsequent to Danfoss’ initial offer, Danfoss has indicated willingness to proceed on parallel paths Begin discussions to reach negotiated agreement on both price and terms of a transaction to acquire remaining stake Pursue process to launch tender offer, if cannot reach negotiated agreement

I INTRODUCTION

Initial Offer Summary

($ in millions, except per share data)

			Initial Offer	Public Trading Comparables			Precedent Transactions [d]	Minority Buy-In Premiums [e]
				Hydraulics Peers [a]	Selected Customers [b]	Mid-Cap Industrials [c]	Hydraulics	All Transactions
Per Share			**$10.10**					
Aggregate Equity Value			$494					
Net Debt (incl. Minority Interest)			*572*					
Aggregate Enterprise Value			$1,065					
Implied Sales Multiple	2008A	$2,091	0.51x	1.10x	0.69x	1.25x	--	--
	2009E	1,158	0.92	1.23	1.04	1.31	1.05x	--
	2010E	1,250	0.85	1.18	1.01	1.38	--	--
	2011E	1,373	0.78	1.09				
Implied EBITDA Multiple	2008A	$221	4.8x	9.1x	7.1x	7.7x	--	--
	2009E	15	NM	11.7	10.1	10.0	8.2x	--
	2010E	122	8.7	10.2	10.1	9.6	--	--
	2011E	147	7.3	8.6				
Premium to Unaffected Price								
1-Day Prior Share Price		$8.44	20%	--	--	--	--	38%
1-Week Prior Share Price		9.19	10%	--	--	--	--	41%
4-Week Prior Share Price		8.95	13%	--	--	--	--	31%

Note: EBITDA adjusted to exclude one-time charges.
Source: Management forecasts as of 1/12/2010.
(a) Hydraulics Peers include Eaton, Parker-Hannifin, and Sun Hydraulics. 2011 multiples are for Parker-Hannifin and Eaton only.
(b) Selected Customers include AgCo, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Osh Kosh, Palfinger, Terex, and Toro.
(c) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.
(d) Includes selected Hydraulics transactions since 1998.
(e) Includes pending and completed minority buy-ins with U.S. targets and transaction values in excess of $50 million. 100% cash transactions only.

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WORKING DRAFT

I INTRODUCTION

Danfoss A/S Business Overview

(€ in millions)

Sauer-Danfoss is the largest business in the overall Danfoss portfolio

Danfoss

Danfoss Refrigeration & Air Conditioning Division

FY'08A SALES: €1,448

- Danfoss Automatic Controls
- Danfoss Household Compressors
- Danfoss Compressors
- Danfoss Electronic Controls & Sensors
- Danfoss Industrial Automation

Danfoss Heating Division

FY'08A SALES: €913

- Danfoss Heating Controls
- Danfoss District Heating
- Danfoss Heating Solutions
- Danfoss Water Controls
- Danfoss Heat Pumps

Danfoss Motion Controls Division

FY'08A SALES: €639

- Danfoss Drives
- Danfoss Gearmotors
- Danfoss Silicon Power
- Danfoss Solar Inverters

Sauer-Danfoss

FY'08A SALES: €1,453

- Propel
- Work Function
- Controls

Note: Excludes corporate items. Assumes Euro to Danish Krone exchange rate of 7.44.

Source: Company filings and Company website.

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WORKING DRAFT

SAUER DANFOSS
I INTRODUCTION

Danfoss A/S Financial Overview

(€ in millions)

Although Danfoss is highly leveraged based on trough earnings, it has sufficient availability under its credit agreements, with no financial covenants, to fund a potential increase in its initial offer

- **Financials below are on "as reported" basis (i.e. reflect partial consolidation of Sauer-Danfoss in 2008)**

DANFOSS A/S FINANCIAL SUMMARY

	Including Sauer-Danfoss		
FYE 12/31	2008A	LTM [a]	PF LTM [b]
Total Net Sales	€3,645	€3,552	€3,552
% Growth	--	--	--
Adj. EBITDA	347	125	125
% Margin	9.5%	3.5%	3.5%
Adj. EBIT	120	(168)	(168)
% Margin	3.3%	(4.7%)	(4.7%)
CASH FLOW ITEMS			
Capital Expenditures	280	199	199
CAPITALIZATION			
Cash & Cash Equivalents	80	98	98
Secured Debt	40	--	--
Unsecured Debt	1,352	--	--
Total Debt	1,392	1,446	1,527
Net Debt	1,312	1,348	1,429
Liquidity [c]	926	862	781
Shareholder's Equity	1,593	1,415	1,415
CREDIT STATISTICS			
Net Debt / Net Capitalization	45.2%	48.8%	50.2%
Net Debt / Adj. EBITDA	3.8x	10.8x	11.4x
Adj. EBITDA / Net Interest Expense [d]	6.4	2.8	2.6

- Every $1/share increase in offer price represents ~$12m in total value

Source *Company filings*

(a) Pro forma for $160.5 million acquisition of shares from Sauer Holdings on October 30, 2009; assumes transaction financed with revolver availability.
(b) Pro forma for purchase of minority shares at $10.10 per share; assumes transaction financed with revolver availability.
(c) Reflects availability under committed credit lines plus cash and cash equivalents.
(d) Assumes additional borrowings accrue interest at 4.2% rate.

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WORKING DRAFT

I INTRODUCTION 9 WORKING DRAFT Danfoss A/S Purchases of Sauer-Danfoss Shares vs. Initial Offer ($ in millions, except per share data) PREVIOUS PURCHASES INITIAL OFFER Announce Date 3/10/2008 10/30/2009 12/22/2009 Close Date 7/11/2008 10/30/2009 NA Direct Shares Acquired 8.4 10.0 11.8 Increase in Ownership 17.0% 20.6% 24.1% Purchase Price $248 $161 $119 Price Per Share $29.67 $16.00 $10.10 Aggregate Equity Value $1,457 $780 $494 Plus: Net Debt (incl. Minority Interest) (a) 478 572 572 Aggregate Enterprise Value $1,934 $1,352 $1,065 LTM Financials LTM Sales $1,973 $1,260 $1,158 LTM Adj. EBITDA (a) (b) 233 45 15 Implied LTM Multiples EV / LTM Sales 0.98x 1.07x 0.92x EV / LTM Adj. EBITDA (b) 8.3x NM NM Premiums Paid Analysis 1-Day Prior Share Price 69% 116% 20% 1-Week Prior Share Price 45% 101% 10% 4-Week Prior Share Price 56% 125% 13% 3-Month Prior Share Price 22% 182% 27% 120-Day Average Price 37% 153% 30% Source: Management forecasts os of 1/12/2010. Company filings. (a) 10/30/09 figures reflect data per Sauer-Danfoss 10-Q as of 9/30/09. (b) Adjusted for one-time restructuring charges and non-cash items.

II Situation Overview

SAUER DANFOSS
II SITUATION OVERVIEW

Sauer-Danfoss: Current Snap-Shot

($ in millions, December Year-End)

2008 SALES BY END MARKET


Distribution 21%
Agriculture 20%
Turf Care 11%
Construction 14%
Specialties 12%
Road Building 8%
Material Handling 14%

SAUER DANFOSS

	2008A	2009E	2010E
Sales:	$2,091	$1,158	$1,250
EBITDA:	$221	$15	$122
% Margin:	*10.6%*	*1.3%*	*9.7%*

2008 SALES BY GEOGRAPHY


Asia-Pacific 11%
Americas 41%
Europe 48%

DIVISION	PROPEL *(54% of 2009E sales)*	WORK FUNCTION *(22% of 2009E sales)*	CONTROLS *(24% of 2009E sales)*
SELECTED FINANCIAL DATA	2008A / 2009E / 2010E Sales: $1,013 / $610 / $661 EBITDA $206 / $76 / $120 *% Margin: 20.3% / 12.4% / 18.2%*	2008A / 2009E / 2010E Sales: $501 / $248 / $275 EBITDA $27 / ($37) / $9 *% Margin: 5.3% / (15.1%) / 3.2%*	2008A / 2009E / 2010E Sales: $513 / $271 / $284 EBITDA $22 / ($6) / $25 *% Margin: 4.2% / (2.1%) / 8.8%*
SELECTED PRODUCTS	▪ Hydrostatic Transmissions ▪ Open Circuit Piston Pumps	▪ Open Circuit Gear Pumps and Motors ▪ Low Speed High Torque Motors ▪ Steering Units	▪ Mobile Electronics ▪ Control Valves
KEY COMPETITORS	▪ Bosch Rexroth ▪ Casappa S.p.A. ▪ Eaton ▪ Haldex ▪ Linde AG ▪ Parker-Hannifin ▪ Shimadzu	▪ Bosch Rexroth ▪ Eaton ▪ M+S Hydraulic ▪ Ognibene S.p.A. ▪ Parker-Hannifin ▪ White Drive Products ▪ Zhenjiang Hydraulic Components Manufacturing	▪ Bosch Rexroth ▪ HUSCO International ▪ HydraForce ▪ Integrated Hydraulics Limited ▪ Sterling Hydraulics ▪ Sun Hydraulics ▪ Walvoil S.p.A.

Note: EBITDA adjusted to exclude one-time charges. Segment EBITDA excludes unallocated corporate expenses.
Source: *Management forecasts as of 1/12/2010. Company filings.*

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II SITUATION OVERVIEW 11 WORKING DRAFT Key Corporate Events: Since 2008 DATE EVENT 3/10/2008 Danfoss A/S acquired Murmann family’s minority stake (~ 17%) for $29.67 per share in cash, raising ownership from ~ 39% to ~ 56% 10/10/2008 Sven Ruder named as new President and CEO 12/12/2008 Announced sale of AC motor business to Schabmüller GmbH 3/12/2009 Entered into $490m revolving credit facility with Danfoss A/S 4/6/2009 Jesper Christensen named as new Executive VP and CFO 10/30/2009 Danfoss acquired Murmann family’s remaining stake (~ 21%) for $16.00 per share in cash, raising interest from ~ 56% to ~ 76% 11/9/2009 Entered into new $690m funding agreement with Danfoss A/S, terminating existing $490m revolving credit facility and $50m loan 11/9/2009 Per Have (Danfoss A/S CFO) named as new Director 12/22/2009 Danfoss A/S announced intention to launch tender offer for remaining shares it did not own (~ 24%) for $10.10 per share in cash (and on January 8, 2010, it announced it has delayed the offer) Significant changes in executive leadership team including CEO, CFO and heads of Propel and Work Function divisions New leaders in functional areas including IT, Marketing, and Controlling Fixed cost structure reduced significantly 40% reduction in headcount since appointment of new CEO 4 plants and various regional offices closed Analyzing portfolio to exit non core, unprofitable businesses CapEx strategy changing significantly to reduce focus on vertical integration

II SITUATION OVERVIEW 12 WORKING DRAFT Stock Price Performance: Last 5 Years PRICE/VOLUME HISTORY 0.00 10.00 20.00 30.00 40.00 $50.00 Jan 05 Jan 06 Jan 07 Jan 08 Jan 09 Jan 10 0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Price Volume 21 Dec 09 Danfoss A/S announces cash tender offer of $10.10 per share Average Price Pre-Initial Offer 1 Week $9.09 1 Year $6.46 1 Month 9.19 2 Years 15.01 3 Month 8.37 3 Years 19.69 Price Post-Initial Offer Current $12.26 Avg. Since Offer 12 .00 Initial Offer: $10.10 Source: FactSet.

II SITUATION OVERVIEW 13 WORKING DRAFT Stock Price Performance in Context: Last 5 Years 0 100 200 300 400 500 600 Jan 05 Jan 06 Jan 07 Jan 08 Jan 09 Jan 10 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 Sauer-Danfoss Hydraulics Peers Selected Customers Mid-cap Industrials Purchasing Managers' Index Indexed Total Return $12.26 (29%) 24% 163% 51% (b) (a) (c) PMI 55.9 56.6 $20.20 Since mid-2008 Sauer-Danfoss stock has underperformed due to company specific factors Other peers are part of larger, diversified industrial companies (e.g., Parker, Eaton) Liquidity concerns about Sauer-Danfoss until November 2009 Operating underperformance relative to peers Sauer-Danfoss’ high leverage Source: FactSet, ISM. (a) Hydraulics Peers include Eaton, Parker-Hannifin, and Sun Hydraulics. (b) Selected Customers include AgCo, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Osh Kosh, Palfinger, Terex, and Toro. (c) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.

II SITUATION OVERVIEW 14 WORKING DRAFT Stock Price Performance Since Tender Offer Announcement 1,444.2 304.6 130.3 84.1 101.0 87.2 288.5 211.2 184.6 54.0 275.7 134.1 50.3 113.5 77.6 103.1 958.1 $11.96 $12.05 $12.03 $12.22 $12.01 $12.01 $11.90 $11.84 $12.12 $12.20 $12.14 $12.29 $12.26 $11.86 $12.07 $9.13 $11.61 8.00 9.00 10.00 11.00 12.00 13.00 14.00 $15.00 12/21/09 12/23/09 12/28/09 12/30/09 1/4/10 1/6/10 1/ 8/10 1/12/10 1/14/ 10 0 200 400 600 800 1,000 1,200 1,400 1,600 SHS High SHS Low SHS Close Initial Offer Price: $10.10 Share Price Volume (000s) Source: Company press releases and FactSet. Total Shares Traded / Current Minority Shares Outstanding = 39% Average Daily Volume (000's) % MSO Since 12/21 270.7 2.3% Last 1 Yr 215.6 1.8% Last 3 Yrs 178.3 1.5%

II SITUATION OVERVIEW 15 WORKING DRAFT Ownership Profile and Cost Basis Analysis Source: FactSet. OWNERSHIP PROF ILE (AS OF 9/30/09) SIX MONTH COST BASIS (AS OF 1/14/10) 5,604.9 934.2 3,740.3 3,410.3 2,345.8 0.0 3,630.6 868.3 66.7% 100.0% 95.8% 78.1% 78.1% 50.1% 31.8% 27.3% 0 1,000 2,000 3,000 4,000 5,000 6,000 $5.00 - $6.00 $6.00 - $7.00 $7.00 - $8.00 $8.00 - $9.00 $9.00 - $10.00 $10.00 - $11.00 $11.00 - $12.00 $12.00 - $13.00 0% 25% 50% 75% 100% Volume (000's) % Cumulative Distribution ONE YEAR COST BASIS (AS OF 1 /14/10) 6,406.6 13,415.9 7,595.4 7,706.6 1, 444.2 3,054.7 14,918.9 100.0% 94.4% 91.8% 77.6% 63.7% 36.3% 11.7% 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 16,000 $1.60 - $3.20 $3.20 - $4.80 $4.80 - $6.40 $6.40 - $8.00 $8.00 - $9.60 $9.60 - $11.20 $11.20 - $12.80 0% 25% 50% 75% 100% Volume (000's) % Cumulative Distribution SAUER-DANFOSS Institutions Current Shares % Minority Dimensional Fund Advisors 656,553 5.6% BlackRock Global Investors 609,393 5.2% Vanguard Group 489,065 4.2% Grace & White 381,792 3.2% State Street Global Advisors 343,628 2.9% Top 5 Institutions 2,480,431 21.1% Dreyfus Investment Advisors 320,170 2.7% Zebra Capital Management 249,574 2.1% Technical Financial Services 246,273 2.1% TIAA-CREF Asset Management 207,573 1.8% Northern Trust Investments 198,877 1.7% First Manhattan 175,819 1.5% AQR Capital Management 127,400 1.1% Research Affiliates 125,628 1.1% Prospector Partners 120,000 1.0% Jacobs Levy Equity Management 114,600 1.0% Top 15 Institutions 4,366,345 37.1% Total Institutions 5,742,561 48.8% Other Minority Shareholders 6,014,865 51.2% Total Minority Shares Outstanding 11,757,426 100.0% Total Shares Traded / Current Minority Shares Outstanding = 175% Total Shares Traded / Current Minority Shares Outstanding = 464%

SAUER DANFOSS

II SITUATION OVERVIEW

Sales and EBITDA By Division: Management Forecast

($ in millions)

SUMMARY FINANCIALS

	2006A	2007A	2008A	2009E	2010E	2011E	2012E
Sales							
Propel	$839	$941	$1,013	$610	$661	$719	$818
% growth	*11.7%*	*12.1%*	*7.7%*	*(39.8%)*	*8.3%*	*8.8%*	*13.7%*
Work Function	$438	$487	$501	$248	$275	$309	$346
% growth	*1.8%*	*11.2%*	*2.7%*	*(50.5%)*	*11.1%*	*12.2%*	*12.1%*
Controls	$428	$498	$513	$271	$284	$312	$356
% growth	*17.0%*	*16.2%*	*3.0%*	*(47.0%)*	*4.6%*	*10.0%*	*14.0%*
Corporate and Other	$33	$47	$64	$29	$30	$32	$35
Total	**$1,739**	**$1,973**	**$2,091**	**$1,158**	**$1,250**	**$1,373**	**$1,555**
% growth	*12.4%*	*13.4%*	*6.0%*	*(44.6%)*	*8.0%*	*9.8%*	*13.3%*
EBITDA							
Propel	$161	$196	$206	$76	$120	$129	$159
% margin	*19.1%*	*20.8%*	*20.3%*	*12.4%*	*18.2%*	*18.0%*	*19.4%*
Work Function	$43	$27	$27	($37)	$9	$30	$44
% margin	*9.7%*	*5.5%*	*5.3%*	*(15.1%)*	*3.2%*	*9.8%*	*12.6%*
Controls	$58	$47	$22	($6)	$25	$34	$50
% margin	*13.6%*	*9.5%*	*4.2%*	*(2.1%)*	*8.8%*	*10.8%*	*14.0%*
Corporate and Other	($35)	($37)	($33)	($18)	($32)	($46)	($51)
Total	**$226**	**$233**	**$221**	**$15**	**$122**	**$147**	**$202**
% margin	*13.0%*	*11.8%*	*10.6%*	*1.3%*	*9.7%*	*10.7%*	*13.0%*
Memo:							
Risk Adjustment (incl. in EBITDA)				$0	$11	$13	$15

Note: EBITDA adjusted to exclude one-time charges and risk adjustments.
Source: *Management forecasts as of 1/12/2010.*

KEY ASSUMPTIONS / OBSERVATIONS

- Forecast prepared by management at the request of Special Committee between Jan 6th – 12th
  - Reflects input from heads of all key divisions as well as sales and marketing
  - *Management did not have an existing forecast beyond 2010 that reflected their growth and performance expectations*
- Sales growth based on:
  - Customer/competitor growth forecasts in public domain
  - Forecasts from industry associations in the U.S. and Europe
- Margin improvements reflect benefits of significant operational restructuring already completed
  - Also reflect divestiture of unprofitable product lines in Work Function and Controls segments
- "Risk Adjustment" reflects buffer built into forecast to capture potential shortfall in achieving projected savings, or growth

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SAUER DANFOSS
II SITUATION OVERVIEW

Sales Growth Relative to End-Market Growth: Illustrative

		2006A	2007A	2008A	2009E	2010E	2011E
Agriculture [a]	Customers	(0.1%)	25.0%	27.0%	(20.8%)	5.8%	5.6%
	Sauer-Danfoss	3.2%	32.8%	30.4%			
Medium Constr. Eq. [b]	Customers	9.8%	5.7%	(6.9%)	(47.3%)	14.8%	9.5%
	Sauer-Danfoss	9.3%	10.8%	(1.5%)			
Aerial Work Platform [c]	Customers	32.9%	16.0%	(10.0%)	(56.5%)	22.0%	42.0%
	Sauer-Danfoss	20.4%	18.4%	(9.1%)			
Turf Care [d]	Customers	1.7%	6.5%	(0.6%)	6.3%	(3.7%)	6.1%
	Sauer-Danfoss	5.1%	(9.9%)	(10.2%)			
Road Building [e]	Customers	20.4%	6.1%	9.0%	(41.6%)	10.8%	16.2%
	Sauer-Danfoss	10.7%	9.3%	1.3%			
Total	*Sauer-Danfoss*	*12.4%*	*13.4%*	*6.0%*	*(44.6%)*	*8.0%*	*9.8%*

Source: Management as of 1/12/2010, Company filings, Wall Street research

(a) Agriculture includes AgCo, CNH (Agricultural Equipment segment), and Deere (Agricultural Equipment segment).
(b) Medium Construction Equipment includes CNH (Construction Equipment segment), Deere (Construction and Forestry segment), and Manitou.
(c) Aerial Work Platform includes Haulotte, Osh Kosh (JLG/Access Equipment segment), Terex (AWP segment).
(d) Turf Care includes Deere (Commercial and Consumer Equipment segment), Husqvarna (Consumer Products segment), and Toro (Residential segment).
(e) Road Building includes Caterpillar (Infrastructure Development segment for 2006-2008, Total Machinery segment for 2009-2011), and Volvo (Construction Equipment segment).

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SAUER DANFOSS
II SITUATION OVERVIEW

End-Market Perspectives: Selected Analyst Commentary

AGRICULTURE	▪ "Not surprisingly, demand has fallen with the global economic downturn, but ***any economic recovery will include fuels and food… global farm sector stands out as the one that is operating near capacity*** -- both planted acres and yields are at record levels – even at the bottom of the global recession. ***In short, we expect a sharp recovery…"*** – Jefferies (12/16/09)
CONSTRUCTION EQUIPMENT	▪ ***"…our outlook anticipates challenging conditions in key end markets for heavy-duty commercial vehicles and construction equipment…"*** – Moody's (November 09) ▪ "The [construction equipment] industry is currently about… $18 billion. We expect the industry to trend upward to about last cycle's normalized level of $26 billion (still 30% below last cycle peak). This represents a ***20% improvement in sales in 2010 and a 10% improvement in 2011 and 2012, slowing to a 5% increase in 2013 when we expect the industry to revert to trend."*** – JPMorgan (12/17/09)
AERIAL WORK PLATFORM	▪ "…highly cyclical and sales are directly affected by the US economy, as the machines are primarily used in non-residential construction. 90% of purchasers of aerial work platforms are rental houses for use in rental fleets… ***forecasts for US non-residential investment a SAAR of –17.8%, 3.3%, and 9.2% in 2009, 2010, and 2011, respectively as well as -19.5%, 16.1%, and 12.0% in residential investment for 2009, 2010, and 2011."*** – Bank of America-Merrill Lynch (12/3/09)
TURF CARE	▪ "We expect [Toro] management to report that the ***outlook has remained tepid in its end markets.*** This would be ***consistent with the 2010 outlook articulated by John Deere, which expects results in 2010 for its turf business to be flat with 2009 actuals."*** – CL King (12/7/09)
HYDRAULICS / OVERALL INDUSTRIAL	▪ "The ***global hydraulics markets continue to be soft, albeit stable.*** Still, orders have yet to pick up, consistent with its mid-cycle profile. Of particular interest is that ***mobile equipment orders from OEs have yet to manifest, despite what some OEMs have alluded to (i.e. CAT). On the agriculture side, while seed sales have been strong, fertilizer sales are still soft."*** – Credit Suisse (12/08/09) ▪ "Most indicators of industrial activity are pointing to ***slow recovery of the domestic manufacturing economy… PMI was 53.6 in November, indicating growth for the fourth consecutive month."*** – S&P (12/23/09) ▪ ***"… underlying fundamentals for the [capital goods] sector that are now increasingly mixed, compared with mostly negative ones only a few quarters ago, as well as receding stress on issuers' balance sheets and liquidity positions."*** – S&P (12/23/09)

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WORKING DRAFT

II SITUATION OVERVIE W 19 WORKING DRAFT Sales Growth and EBITDA Margin in Context 2009E – 2011E SALES CAGR 2010E EBITDA MARGIN 19% 15% 13% 12% 4% 4% 3% 3% 3% (4%) 2% 6% 7% 12% 13% 18% 9% (5%) 0% 5% 10% 15% 20% Sun Hydraulics Haulotte Doosan Infracore Manitou Terex (AWP) Palfinger Caterpillar Sauer-Danfoss Deere Mid-cap Industrials AgCo Osh Kosh CNH PH (Industrials NA) Eaton (Hydraulics) Toro Cargotec % CAGR Median: 7% (a) (a) (b) (a) 13%13% 12% 11% 7% 6% 5% 3% 14% 8% 9% 11% (0%) 9% 9% 10% 11% (5%) 0% 5% 10% 15% Mid-cap Industrials Sun Hydraulics Deere Doosan Toro PH (Industrials NA) Osh Kosh Sauer-Danfoss CNH Palfinger Eaton (Hydraulics) Caterpillar Cargotec AgCo Manitou Haulotte Terex (AWP) % margin Median: 9% (a) (a) (b) (a) Sauer-Danfoss Hydraulics Peers Selected Customers Mid-cap Industrials Median Note: EBITDA adjusted to exclude one-time charges. Source: Management forecasts as of 1/12/2010, Wall Street research. (a) Excludes financing business. (b) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.

SAUER DANFOSS
II SITUATION OVERVIEW

Total Company CapEx and Net Working Capital: Mgmt. Forecast

($ in millions)

SUMMARY FINANCIALS

	2006A	2007A	2008A	2009E	2010E	2011E	2012E
Sales	$1,739	$1,973	$2,091	$1,158	$1,250	$1,373	$1,555
% growth	*12.4%*	*13.4%*	*6.0%*	*(44.6%)*	*8.0%*	*9.8%*	*13.3%*
EBITDA	$226	$233	$221	$15	$122	$147	$202
% margin	*13.0%*	*11.8%*	*10.6%*	*1.3%*	*9.7%*	*10.7%*	*13.0%*
CapEx	$116	$135	$198	$53	$30	$41	$47
% of sales	*6.7%*	*6.9%*	*9.5%*	*4.5%*	*2.4%*	*3.0%*	*3.0%*
Net Working Capital	$390	$470	$417	$253	$243	$251	$269
% of sales	*22.4%*	*23.8%*	*19.9%*	*21.9%*	*19.4%*	*18.3%*	*17.3%*
Memo:							
CapEx as % of Sales							
Eaton [a]	3.8%	2.3%	2.1%	2.0%	2.0%	2.0%	--
Parker-Hannifin [b]	3.4%	3.1%	4.0%	3.0%	2.0%	2.3%	--

KEY ASSUMPTIONS / OBSERVATIONS

- Significant reduction in CapEx as strategy evolves from vertical integration (manufacturing own parts and tools) to more outsourcing of parts
- Significant improvement in Net Working Capital executed in second half of 2009
  - Net Working Capital as a % of sales has been declining sharply since January 2009
  - Trade receivables as a % of sales have declined sharply since September 2009
  - Inventory as a % of sales has declined from ~ 23% in August 2009 to ~ 16% currently

Note: EBITDA adjusted to exclude one-time charges.
Source: Management forecasts as of 1/12/2010.
(a) Hydraulics segment only.
(b) Industrials segment only.

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II SITUATION OVERVIEW 21 WORKING DRAFT Summary Balance Sheet Capitalization ($ in millions) SUMMARY CAPITALIZATION AS OF 09/30/09 FINANCIAL STATISTICS 2010E EBITDA $121.8 Book Value S & P Interest Annual 9/30/09 Rating Rate Interest Maturity CREDIT STATISTICS Cash and Equivalents $43.5 2010E Total Debt/ EBITDA 4.46x 2010E Net Debt / EBITDA 4.10 Outstanding Debt 2010E EBITDA / Interest 2.19 Notes Payable and Bank Overdrafts $47.7 NR NA $4.9 (c) < 1 year Danfoss A/S Unsecured Term Loan and Revolver 439.3 NR L + 1,000bps (b) 45.0 04/11 Danfoss A/S Loan 50.0 NR L + 1,000bps (b) 5.1 04/11 LIQUIDITY (as of 9/30/09) Other Borrowings 6.1 NR NA 0.6 (c) Various Availability under Danfoss A/S Revolving Credit Facility $153.0 (d) Total Debt $543.1 $55.7 Available Cash and Equivalents 43.5 Total Liquidity $196.5 Stockholders' Equity 161.8 Total Capitalization $704.9 Memo (Current Net Debt as of 12/31/09): Current Total Debt $533.3 Current Cash and Equivalents 53.0 Current Net Debt $480.3 (a) With the recent financing increase of $150 million provided by Danfoss in November 2009, the company believes it has sufficient liquidity cushion to weather any potential further downturn in 2010 (a) Source: Management forecasts as of 1/12/2010. EBITDA adjusted to exclude one-time charges. (b) Under new Credit Agreement with Danfoss A/S as entered on November 9, 2009. (c) Assumes same interest rate as Danfoss A/S Revolving Credit Facility. (d) Assumes $690m total availability under new Credit Agreement with Danfoss A/S.

II SITUATION OVERVIEW 22 WORKING DRAFT Balance Sheet Leverage in Context NET DEBT / TO TAL CAPITAL 64% 59% 49% 41% 40% 36% 34% 33% 29% 26% 25% 25% 11% 8% 8% 2% NM 0% 20% 40% 60% 80% Sauer-Danfoss Osh Kosh Doosan Infracore Haulotte Manitou Caterpillar Palfinger Eaton Parker-Hannifin Cargotec Terex CNH Mid-cap Industrials Toro AgCo Deere Sun Hydraulics Net Debt / Capital Median: 31% (a) (a) (a) (b) S&P Corp. Rating NR B+ NR NR NR A NR A- A NR BB- BB+ -- BBB- BB+ A NR NET DEBT / 2009E EBITDA 6.2x 4.0x 3.5x 3.2x 2.8x 2.0x 1.8x 1.2x 0.5x 0.3x NM NM NM NM NM NM 8.8x 0.0 2.0 4.0 6.0 8.0 10.0x Palfinger Doosan Infracore Cargotec CNH Osh Kosh Eaton Caterpillar Parker-Hannifin AgCo Mid-cap Industrials Toro Sauer-Danfoss Deere Haulotte Manitou Sun Hydraulics Terex Net Debt / EBITDA Median: 2.8x (a) (b) (a) (a) Net Cash Net Cash Sauer-Danfoss 2009E EBITDA severely depressed Net Debt / EBITDA ratio not meaningful Sauer-Danfoss Hydraulics Peers Selected Customers Mid-cap Industrials Median Note: EBITDA adjusted to exclude one-time charges. Net Debt and Capital as per latest reported data. Source: Management forecasts as of 1/12/2010, Wall Street research. (a) Excludes financing business. (b) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.

WORKING DRAFT III Preliminary Valuation Analysis

III PRELIMINARY VALUATION ANALYSIS 23 WORKING DRAFT Summary Management Financial Forecast ($ in millions) 2007A 2008A 2009E 2010E 2011E 2012E Sales $1,973 $2,091 $1,158 $1,250 $1,373 $1,555 % growth 13.4% 6.0% (44.6%) 8.0% 9.8% 13.3% EBITDA $233 $221 $15 $122 $147 $202 % margin 11.8% 10.6% 1.3% 9.7% 10.7% 13.0% Tax-Effected EBIT $90 $75 ($61) $13 $35 $73 Plus: D&A 100 111 115 103 96 94 Less: Change in Working Capital (79) 53 164 11 (8) (18) Less: CapEx (135) (198) (47) (30) (41) (47) % of sales 6.9% 9.5% 4.1% 2.4% 3.0% 3.0% Unlevered Free Cash Flow ($25) $40 $171 $96 $81 $101 Source: Management forecasts as of 1/12/2010.

III PRELIMINARY VALUATION ANALYSIS 24 WORKING DRAFT Preliminary Valuation Analysis: Summary ($ in millions, except per share data) BASIS PRICE PER SHARE RANGE POTENTIAL EST. VALUE OF U.S. TAX ASSETS COMMENTS DISCOUNTED CASH FLOW 6.0x – 8.0x EBITDA Terminal Value 11% – 12% WACC $10.47 $17.07 Midpoint: $13.75 ~$0.60 Based on management forecast PUBLIC COMPARABLES 9.0x – 11.0x 2010E EBITDA 2010E EBITDA: $122 $10.73 $15.71 Midpoint: $13.25 ~$0.60 Comparable multiples of hydraulics peers, customers, and mid-cap industrials used as reference PRECEDENT TRANSACTIONS 0.95x – 1.25x 2009E Revenue 2009E Revenue: $1,158 $10.81 $17.91 Midpoint: $14.25 ~$0.60 Relevant precedent hydraulics transactions since 2000 Used revenue multiples, as 2009/LTM EBITDA depressed MINORITY BUY-IN PREMIUMS 30% – 45% Premium to Unaffected Prices (1 Day, 1 Week, 4 Weeks Prior) $10.97 $13.33 Midpoint: $12.25 ~$0.60 Relevant minority buy-in transactions since 2005 Price per Share $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 Note: Valuation does not account for any pension under funding. This is subject to change based on additional due diligence which may impact value. Initial Offer: $10.10 Current Price: $12.29 2-Year Avg. Price: $15.01

III PRELIMINARY VALUATION ANALYSIS 25 WORKING DRAFT DCF Analysis: Management Forecast ($ in millions, except per share data) 2010E 2011E 2012E Sales $1,250 $1,373 $1,555 % growth 8.0% 9.8% 13.3% EBIT $19 $51 $108 % margin 1.5% 3.7% 6.9% EBITDA $122 $147 $202 % margin 9.7% 10.7% 13.0% Less: Taxes (6) (17) (35) Unlevered Net Income $13 $35 $73 Plus: D&A 103 96 94 Less: Change in NWC 11 (8) (18) Less: CapEx (30) (41) (47) Unlevered Free Cash Flow $96 $81 $101 Discount NPV of NPV of Terminal Value Rate UFCF At EBITDA Exit Multiple of: $230 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x 11.0% $226 $885 $1,032 $1,180 $1,111 $1,259 $1,406 11.5%  224 873 1,018 1,164 1,097 1,243 1,388 12.0%  222 861 1,005 1,148 1,084 1,227 1,371 Terminal Value as % of Enterprise Value 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x 79.6% 82.0% 83.9% 2.4% 3.6% 4.4% 79.6% 81.9% 83.8% 2.9% 4.0% 4.9% 79.5% 81.9% 83.8% 3.4% 4.5% 5.4% 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x $539 $687 $834 $11.04 $14.05 $17.07 526 671 817 10.75 13.73 16.71 512 656 799 10.47 13.41 16.35 Total Enterprise Value Implied Perpetuity Growth Implied Equity Value Implied Price Per Share Source: Management forecasts as of 1/12/2010.

SAUER DANFOSS
III PRELIMINARY VALUATION ANALYSIS

Public Market Valuation

($ in millions, except per share data)

	Sauer-Danfoss				Hydraulics Peers: Eaton	Hydraulics Peers: Parker-Hannifin	Hydraulics Peers: Sun Hydraulics	Selected Customers [a]	Mid-cap Industrials [b]
Price Per Share		**$10.73**	**$13.22**	**$15.71**	**$69.01**	**$58.79**	**$27.55**	--	--
Equity Value		524	646	768	11,516	9,907	469	--	--
Enterprise Value		**$1,096**	**$1,218**	**$1,340**	**$14,680**	**$11,489**	**$433**	--	--
EV as Multiple of:									
Revenue									
2008A	$2,091	0.52x	0.58x	0.64x	0.95x	1.11x	2.43x	0.68x	1.22x
2009E	1,158	0.95	1.05	1.16	1.24	1.17	4.51	1.05	1.27
2010E	1,250	0.88	0.97	1.07	1.19	1.18	3.77	1.01	1.36
EBITDA									
2008A	$221	5.0x	5.5x	6.1x	7.5x	9.2x	10.0x	7.3x	7.7x
2009E	15	NM	NM	NM	13.2	10.6	NM	10.0	10.0
2010E	122	9.0	10.0	11.0	10.2	10.4	NM	10.4	9.7
Memo									
Growth CAGR 2009E-2011E	*8.9%*				*6.1%* [c]	*3.2%* [c]	*19.0%*	*9.5%*	*5.7%*
EBITDA Margin 2010E	*9.7%*				*11.6%* [c]	*11.3%* [c]	*12.8%*	*8.6%*	*14.2%*

Note: EBITDA adjusted to exclude one-time charges.
Source: Management forecasts as of 1/12/2010.
(a) Selected Customers include AgCo, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Osh Kosh, Palfinger, Terex, and Toro.
(b) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.
(c) Growth and margin figures for total company.

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III PRELIMINARY VALUATION ANALYSIS 27 WORKING DRAFT Private Market Valuation ($ in millions, except per share data) Hydraulics Transactions Danfoss / Parker- Bosch / Sauer- Argan Parker- Sauer / Hannifin / Hägglunds Danfoss Capital / Hannifin / Danfoss Commercial Drives (~17% stake) Faster Denison Fluid Intertech Median (07/08) (03/08) (10/07) (12/03) (01/00) (01/00) Price Per Share $10.81 $14.36 $17.91 Equity Value 528 702 876 Enterprise Value $1,100 $1,274 $1,447 $721 $248 $196 $198 $304 $473 Sauer-Danfoss EV / Revenue 2008A $2,091 0.53x 0.61x 0.69x 2009E 1,158 0.95 1.10 1.25 2.16x 0.98x 2.38x 1.13x 0.94x 0.88x 1.05x 2010E 1,250 0.88 1.02 1.16 EBITDA 2008A $221 5.0x 5.8x 6.5x 2009E 15 NM NM NM 9.3x 8.3x 9.0x 8.2x 6.7x 7.4x 8.2x 2010E 122 9.0 10.5 11.9 Memo: % Growth 8.9% 14.8% 13.4% 9.0% 11.1% NA NA 12.3% EBITDA Margin 9.7% 23.8% 11.8% 26.3% 13.8% 14.0% 11.9% 13.9% (a) Note: EBITDA adjusted to exclude one-time charges. Source: Management forecasts as of 1/12/2010, Company filings, Press releases. (a) Represents value allocated to 8.4m shares purchased directly from Sauer Holdings.

III PRELIMINARY VALUATION ANALYSIS 28 WORKING DRAFT Sector Cycle and M&A Activity/Valuation Multiples: Last 10 Years 8.8x 7.6x 8.2x 7.6x 8.6x 9.0x 11.8x 0 100 200 300 400 0.0 3.0 6.0 9.0 12.0x 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Average Transasction Multiple S&P Industrials Index Hydraulics Index Stock Price Index Avg. EBITDA Multiple (a) Average: 9.0x Median: 8.4x EBITDA multiple of ~8x at Sauer-Danfoss margin, implies a sales multiple of ~1x Source: FactSet, SDC. (a) Includes Eaton, Parker-Hannifin, Sauer-Danfoss, and Sun Hydraulics.

III PRELIMINARY VALUATION ANALYSIS 29 WORKING DRAFT Minority Buy-In Premiums Analysis: Last 5 Years Key assumptions for precedents include: Pending and completed transactions announced since January 1, 2005 Minority buy-in transactions (U.S. public targets) with transaction values in excess of $40 million — 100% cash consideration — At least 51% held at announcement and 100% ownership after transaction — Excludes bank and REIT transactions SUMMARY MINORITY BUY-IN PREMIUMS % Change Initial to Offer Premium Final Offer 1-Day 1-Week 4-Week High 94% 131% 150% 174% Median 13% 38% 41% 31% Mean 19% 45% 47% 42% Low (19%) 7% (8%) (7%) Implied SHS Equity Value Per Share 1-Day 1-Week 4-Week ($8.44) ($9.19) ($8.95) 30% $10.97 $11.95 $11.64 35% 11.39 12.41 12.08 40% 11.82 12.87 12.53 45% 12.24 13.33 12.98 2005 - Present (15 Transactions) Premium to Unaffected Sauer-Danfoss Share Price:

WORKING DRAFT Appendix

SAUER DANFOSS
APPENDIX

Summary Minority Squeeze-Out Premiums

($ in millions)

Date Announ.	Acquiror	Target	% Held at Announ.	Transaction Value	% Change Initial to Final Offer	Acquisition Premium 1-Day	1-Week	4-Weeks
9/4/09	Fairfax Financial Holdings	Odyssey Re Holdings	73%	$1,042	8%	29%	30%	40%
7/29/09	Overseas Shipholding Group Inc	OSG America LP	53%	72	28%	41%	56%	52%
7/13/09	Koninklijke KPN NV	iBasis Inc	53%	93	94%	131%	136%	129%
3/25/09	Hearst Corp	Hearst-Argyle Television Inc	82%	76	13% (a)	115%	150%	174%
3/23/09	Cox Enterprises Inc	Cox Radio Inc	78%	82	26%	45%	48%	(5%)
7/31/08	Firoz Lalji	Zones Inc	54%	43	(19%) (b)	29%	(8%)	(7%)
7/21/08	Roche Holding AG	Genentech Inc	52%	46,695	7%	16%	26%	28%
3/10/08	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	64%	2,450	11%	38%	29%	29%
10/23/07	Investor Group	Waste Industries USA Inc	51%	272	3%	33%	41%	31%
7/17/07	Alfa Mutual	Alfa Corp	53%	890	25%	45%	45%	32%
2/22/07	American Financial Group Inc	Great American Finl Res Inc	76%	245	4%	13%	15%	12%
10/9/06	VNU NV	NetRatings Inc	56%	378	31%	44%	45%	46%
3/21/06	Erie Indemnity Co	Erie Family Life Insurance Co	75%	75	0%	7%	14%	16%
12/13/05	Virbac SA	Virbac Corp	59%	50	39%	57%	53%	46%
9/1/05	IYG Holding Co	7-Eleven Inc	70%	1,301	15%	32%	31%	14%
				Mean	19%	45%	47%	43%
				Median	13%	38%	41%	31%

Note: Minority buy-in transactions of U.S. public targets with transaction values in excess of $40 million. Excludes bank and REIT transactions. Excludes transactions in which the target was listed on an OTC exchange.

Source: SDC

(a) Final offer of $4.50 per share represented a 13% premium from $4.00 initial proposal to the board of Hearst Argyle. In prior discussions, a price of $3.50 had been discussed with a significant shareholder; final offer represented a 29% premium over the $3.50 proposed price.

(b) Final offer of $7.00 per share represented a 19% decrease from $8.65 initial proposal. Prior to the $8.65 proposal, Firoz Lalji had submitted an indication of interest to the board at a price in the $7.90 - $8.10 range.

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APPENDIX 31 WORKING DRAFT Weighted Average Cost of Capital Calculation ($ in millions, except per share data) FD Shares Stock Equity Debt / Levered Unlevered Cost of Company Outstanding Price Value Ent. Value Beta (a) Beta (b) Equity AgCo 8.5 $34.97 $3,585 11.3% 1.63 1.51 14.0% Cargotec 64.3 €20.20 1,880 31.5% 1.72 1.28 14.6% Caterpillar 643.8 $61.98 35,456 17.4% 1.64 1.44 14.0% CNH 3.7 28.03 4,498 46.1% 1.68 1.08 14.3% Deere 429.7 58.35 22,206 9.7% 1.45 1.35 12.8% Doosan Infracore 156.5 KRW 18,700 2,611 34.3% 2.02 1.46 16.5% Eaton 166.9 69.01 11,516 24.7% 1.29 1.07 11.8% Haulotte 31.2 €6.65 300 58.4% 2.27 1.18 18.1% Osh Kosh 91.3 $38.41 3,507 36.8% 2.05 1.49 16.7% Palfinger 35.4 €16.70 856 25.9% 1.32 1.07 12.0% Parker-Hannifin 168.5 $58.79 9,907 17.9% 1.32 1.16 12.0% Sun Hydraulics 17.0 27.55 469 0.0% 1.59 1.59 13.7% Terex 110.6 23.20 2,567 43.8% 2.29 1.52 18.3% Toro 35.3 43.08 1,521 13.3% 1.34 1.21 12.1% Average 26.5% 1.69 1.32 14.4% Median 25.3% 1.63 1. 32 14.0% Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return (c) 3.4% Equity Risk/Market Premium (d) 6.5% Pre-Tax/After-Tax Cost of Debt Pre-Tax 6.0% 6.5% 7.0% 7.5% 8.0% After-Tax 3.9% 4.2% 4.6% 4.9% 5.2% Debt / Debt / Levering Relevered Cost of Ent. Value Equity Factor (e) Beta Equity (f) Weighted-Average Cost of Capital (g) 0.0% 0.0% 1.000 1.32 12.0% 12.0% 12.0% 12.0% 12.0% 12.0% 10.0% 11.1% 1.072 1.41 12.6% 11.7% 11.8% 11.8% 11.8% 11.9% 20.0% 25.0% 1.163 1.53 13.4% 11.5% 11.5% 11.6% 11.7% 11.7% 30.0% 42.9% 1.279 1.68 14.4% 11.2% 11.3% 11.4% 11.5% 11.6% 40.0% 66.7% 1.433 1.89 15.7% 11.0% 11.1% 11.2% 11.4% 11.5% 50.0% 100.0% 1.650 2.17 17.5% 10.7% 10.9% 11.0% 11.2% 11.4% 60.0% 150.0% 1.975 2.60 20.3% 10.5% 10.7% 10.9% 11.1% 11.2% (a) Historical levered beta per Berra Beta Book. (b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Debt/Equity)]. (c) Risk Free Rate is 10-Year US Treasury Yield. (d) Represents the long-term expected equity risk premium based on differences between large company stock total returns and long-term government bonds of historical arithmetic mean returns on the S&P 500 from 1926-2008 (2009 Ibbotson Associates Yearbook). (e) Levering Factor = [1 + (1-Tax Rate)(Debt/Equity)]. (f) Cost of Equity = (Risk Free Rate of Return)+(Levered Beta)(Equity Risk Premium). (g) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt/Cap.)+(Cost of Equity)(Equity/Cap.).

SAUER DANFOSS
APPENDIX

Public Trading Comparables

($ in millions, except per share data)

Company	Stock Price as of 1/14/10	Equity Value	Enterprise Value	Enterprise Value / Sales 2008A	Enterprise Value / Sales 2009E	Enterprise Value / Sales 2010E	Enterprise Value / EBITDA 2008A	Enterprise Value / EBITDA 2009E	Enterprise Value / EBITDA 2010E	Enterprise Value / EBITDA "Norm." (a)	Price / Earnings 2008A	Price / Earnings 2009E	Price / Earnings 2010E
Sauer-Danfoss	**$12.26**	**$599**	**$1,171**	**0.56x**	**1.01x**	**0.94x**	**5.3x**	**NM**	**9.6x**	**7.1x**	**26.7x**	**NM**	**NM**
Hydraulics Peers													
Eaton	$69.01	$11,516	$14,680	0.95x	1.24x	1.19x	7.5x	13.2x	10.2x	9.3x	14.5x	28.1x	19.4x
Parker-Hannifin	58.79	9,907	11,489	1.11	1.17	1.18	9.2	10.6	10.4	8.5	19.9	23.1	23.3
Sun Hydraulics	27.55	469	433	2.43	4.51	3.77	10.0	NM	NM	15.7	19.4	NM	NM
			Median	**1.11x**	**1.24x**	**1.19x**	**9.2x**	**11.9x**	**10.3x**	**9.3x**	**19.4x**	**25.6x**	**21.4x**
Customers													
AgCo	$34.97	$3,585	$3,504	0.42x	0.54x	0.55x	4.9x	10.0x	8.9x	8.6x	9.7x	25.0x	20.6x
Cargotec (b)	€20.20	1,880	2,445	0.50	0.66	0.71	6.8	17.1	10.4	8.0	12.2	NM	22.7
Caterpillar (b)	$61.98	35,456	41,123	0.80	1.41	1.32	6.4	NM	15.7	8.7	14.0	NM	22.5
CNH (b)	28.03	4,498	6,839	0.37	0.54	0.56	2.7	9.0	6.0	4.0	8.6	NM	NM
Deere	58.35	22,206	22,177	0.96	1.07	1.03	8.1	8.4	8.0	7.0	22.5	21.2	21.7
Doosan Infracore	KRW 18,700	2,611	3,954	0.56	1.65	1.40	8.8	14.8	11.4	10.9	NM	NM	23.8
Haulotte	€6.65	300	618	0.95	2.05	1.83	10.9	NM	NM	7.7	NM	NM	NM
Manitou	10.43	559	1,037	0.56	1.10	0.99	5.9	NM	18.7	8.6	7.0	NM	NM
Osh Kosh	$38.41	3,507	4,980	0.94	0.82	0.63	14.4	10.7	5.9	7.9	NM	NM	10.5
Palfinger	€16.70	856	1,078	0.93	1.40	1.25	7.8	NM	14.1	10.0	13.4	NM	NM
Terex	$23.20	2,567	3,560	0.36	0.70	0.70	3.6	NM	17.8	6.2	4.7	NM	NM
Toro	43.08	1,521	1,566	1.03	1.03	1.02	9.8	9.7	9.1	7.2	26.1	24.3	20.2
			Median	**0.68x**	**1.05x**	**1.01x**	**7.3x**	**10.0x**	**10.4x**	**7.9x**	**12.2x**	**24.3x**	**21.7x**
Mid-cap Industrials													
A.O. Smith	$44.28	$1,376	$1,538	0.67x	0.78x	0.73x	7.5x	8.0x	7.0x	7.4x	18.0x	16.8x	14.7x
Actuant	19.28	1,317	1,708	1.38	1.39	1.38	9.9	10.0	9.4	8.3	26.0	21.1	19.3
Astec	30.01	684	635	0.65	0.88	0.90	5.8	12.4	12.5	8.2	11.8	NM	NM
Baldor	28.20	1,318	2,499	1.28	1.63	1.56	7.6	9.7	8.5	9.6	13.7	29.2	19.7
CLARCOR	35.25	1,804	1,803	1.70	1.98	1.90	9.9	13.0	11.0	11.4	19.9	24.9	21.6
Colfax	12.21	534	576	0.95	1.10	1.22	5.6	7.2	8.1	7.0	9.0	13.3	15.3
Crane	33.32	1,981	2,084	0.80	0.96	0.94	7.1	9.2	7.8	7.3	14.4	15.8	14.7
Franklin Electric	30.38	712	794	1.07	1.26	1.20	7.7	10.4	8.5	8.7	16.1	24.3	16.8
Graco	30.73	1,852	1,968	2.41	3.40	3.21	9.0	17.7	13.1	10.0	16.7	NM	25.6
Kaydon	37.90	1,272	1,025	1.96	2.29	2.19	8.1	10.8	9.9	9.1	19.8	NM	24.8
Lindsay	43.95	557	497	1.48	1.48	1.44	15.1	13.7	11.5	12.3	NM	NM	27.5
Manitowoc	13.05	1,715	3,939	0.87	1.03	1.21	6.1	10.0	10.7	8.5	24.1	NM	NM
RBC Bearings	25.55	565	586	1.65	2.02	1.97	8.1	10.2	9.7	9.4	15.7	19.5	18.6
Regal-Beloit	50.71	1,897	2,089	0.93	1.16	1.11	7.2	9.8	8.2	8.4	13.2	21.6	17.5
Robbins & Myers	25.52	842	779	1.22	1.27	1.36	8.6	9.3	10.3	8.3	18.4	17.7	22.2
			Median	**1.22x**	**1.27x**	**1.36x**	**7.7x**	**10.0x**	**9.7x**	**8.5x**	**16.4x**	**20.3x**	**19.3x**

Source: Management forecasts as of 1/12/2010, Company filings, FactSet, IBES consensus

(a) Represents 2006 – 2010E average EBITDA

(b) Adjusted for financing business

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APPENDIX 33 WORKING DRAFT

Historical LTM EBITDA Multiples

3 Year 5 Year 10 Year

Median Average Median Average Median Average

Sauer-Danfoss 6.8x 6.4x 7.3x 6.8x 6.8x 6.4x

Hydraulics Peers

Eaton 7.8x 7.9x 8.2x 8.3x 8.0x 8.1x

Parker-Hannifin 8.1 7.4 8.1 8.4 8.4 9.0

Sun Hydraulics 7.0 7.8 7.0 7.7 6.9 7.0

Median 7.8x 7.8x 8.1x 8.3x 8.0x 8.1x

Customers

AgCo 9.9x 8.7x 7.1x 8.0x 9.2x 9.0x

Cargotec 8.3 7.5 8.3 6.4 3.6 4.6

Caterpillar (a) 6.2 5.8 6.7 6.5 6.9 6.9

CNH (a) 6.6 7.5 5.9 6.7 8.2 8.2

Deere (a) 6.9 7.6 6.3 7.0 8.1 8.3

Doosan Infracore 7.1 8.2 6.6 6.2 6.6 6.2

Haulotte 6.8 6.5 6.8 6.6 6.9 8.8

Manitou 7.6 6.4 7.6 6.5 7.0 6.7

Osh Kosh 8.9 7.8 10.2 9.3 9.1 9.2

Palfinger 8.4 8.0 8.4 8.1 6.8 6.6

Terex 6.7 6.1 8.4 7.5 8.2 8.2

Toro 8.3 7.4 8.5 8.2 7.1 7.3

Median 7.3x 7.5x 7.4x 6.8x 7.0x 7.8x

Source: FactSet.

(a) Adjusted for financing business.

SAUER DANFOSS

APPENDIX

Selected Precedent Hydraulics Transactions

($ in millions)

Date Announced	Acquiror	Target	Target Description	Transaction Value	TV as a Multiple of: Sales	EBITDA
Jul-08	Bosch	Hägglunds Drives	Manufactures industrial hydraulic drive systems	$721	2.16x	9.3x
Mar-08	Danfoss A/S	Sauer-Danfoss (~17% stake)	Manufactures engineered hydraulic and electronic systems and components for mobile equipment	248 [(a)]	0.98	8.3
Jun-08	Doughty Hanson	Svendborg Brakes	Manufactures hydraulic brake solutions for wind power, mining, marine and oil industries	725	NA	18.5
Oct-07	Argan Capital	Faster	Manufactures quick release couplings and multi-connectors for hydraulic power systems mainly for the agricultural equipment end-markets	196	2.38	9.0
Oct-06	Specma Hydraulic	JMS Systemhydraulik	Manufactures hydraulic systems, such as single hydraulics components and hydraulic power packs	16	0.76	8.6
Oct-05	Parker-Hannifin	Sterling Hydraulics	Manufactures custom hydraulic screw-in cartridge valves and manifold systems	59	1.40	NA
Jun-05	Segulah	Hexagon Automation	Manufactures hydraulic cylinders, components, pumps, motors, valves and filters for mobile applications	155	0.51	7.6
Dec-03	Parker-Hannifin	Denison International	Manufactures highly engineered hydraulic fluid power systems and components including vane pumps, hydrostatics and digitally-controlled fan-drive systems	198	1.13	8.2
Apr-00	Siemens-Bosch	Mannesmann Atecs	Businesses included materials handling equipment, hydraulics/automation equipment, automotive systems, automotive components, rubber extrusion	9,167	0.78	8.7
Jan-00	Sauer	Danfoss Fluid	Manufactures orbital motors, hydrostatic steering units, proportional load-sensing valves, gear pumps, and electrohydraulics used in off-highway mobile equipment	304	0.94	6.7
Jan-00	Parker-Hannifin	Commercial Intertech	Manufactures hydraulic gear pumps and motors, control valves and telescopic systems for OEMs	473	0.88	7.4
Feb-99	Eaton	Aeroquip-Vickers	Manufactures engineered components and hydraulic components including hoses, fittings, adapters and precision molded and extruded plastic products for industrial, aerospace and automotive markets	1,986	0.92	7.5
Apr-98	Textron	David Brown Group	Manufactures industrial gears, pumps and transmission systems	326	1.30	8.8
				Median	0.96x	8.5x

Note: Shading represents transactions referenced in Private Market Valuation.
(a) Represents value allocated to 8.4m shares purchased directly from Sauer Holdings.

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APPENDIX

Potential Value of U.S. Tax Assets: Illustrative

($ in millions, except per share data)

While the U.S. represents majority of tax asset value, further potential value may exist in other regions depending on earnings and tax code in each country

Assets Available	
U.S. NOL	$34
Grossed Up Value	**$106**
U.S. Net DTA	$50
Grossed Up Value	**$153**

Available Deductions	
Section 382 Limitation Deduction	
Initial Offer Price per Share	$10.10
Shares Outstanding	48.9
Total Equity Value at $10.10	$494
382 Rate	4.14%
Annual Allowable Deduction	**$20**
Notice 2003-65 Benefit Deduction (First 5 Years)	
Book Value of Equity	$162
Excess Over Purchase Price	332
Years Allowance	15
Annual Allowable Deduction	**$22**

Key Assumptions

- Blended tax rate (per company guidance) 32.5%
- 2010-2012 forecast per management
- 2013 onwards extrapolated at 5% annual sales growth and flat margins (per 2012) and assumed flat interest expense
- Discount rate (estimated cost of equity) 15.0%

- **NPV of tax savings of ~$0.60 / share**

Analysis based on initial estimates and may vary materially depending on earnings base going forward, capital structure, etc.

Source: Management estimates, Lazard and K&E analysis.

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